LAKE OSWEGO BREWING COMPANY
                    (Formerly known as Saxer Brewing Company)

                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

      This is a Plan of Complete Liquidation and Dissolution (the "Plan") of Lake Oswego Brewing Company, an Oregon corporation formerly known as Saxer Brewing Company (the "Company").

    1. ADOPTION AND EFFECTIVENESS OF THE PLAN. The Plan shall be submitted to the Company's shareholders for adoption at a regular or special meeting of the shareholders, or by unanimous written consent in lieu of a meeting. The Plan shall become effective upon the approval and adoption of the Plan by the Company's shareholders in accordance with Section 60.627 of Oregon revised Statutes.

    2. CESSATION OF BUSINESS. Effective December 28, 2000, the Company shall not engage in any business activities, except for the purpose of preserving the value of its assets, adjusting and winding up its business and affairs, and distributing its assets in accordance with the Plan. The directors of the Company then in office and, at their pleasure, the officers, shall continue in office solely for that purpose.

    3. DETERMINATION OF SHAREHOLDER INTERESTS. The proportionate interests of shareholders in the net assets of the Company shall be fixed on the basis of the ownership of the outstanding shares of the Company on and as of the effective date of the Plan. As provided in the Company's Articles of Incorporation, as amended, all shares of the Company's Common Stock, Type A Shares, Type B Shares and Type C Shares, shall enjoy identical rights to distribution and liquidation proceeds.

    4. COLLECTION OF ACCOUNTS. The Company, through its officers and directors, shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

    5. LIABILITIES. The Company, through its officers and directors, shall pay and discharge, or make provision for the payment and discharge of all debts, obligations and liabilities of the Company.

    6. DISTRIBUTIONS TO SHAREHOLDERS. As soon as reasonably practicable after paying and discharging, or making provision for discharging, the Company's liabilities, the Company shall distribute in-kind, in one or more installments the Company's remaining assets directly to:
            (a) the Company's shareholders in proportion to their respective interests in the


PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION - 1                     Exhibit A


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            Company as determined in  accordance  with  paragraph 3 of the Plan;
            and (b) if necessary, a liquidating trust on behalf of the shareholders to the Company, in complete redemption of their shares.

    7. DISSOLUTION. The Board of Directors and officers of the Company shall take all such further action as may be necessary or desirable to wind up the affairs of the Company and upon completion thereof to file Articles of Dissolution with the Secretary of State of the State of Oregon in accordance with Section 60.631 of Oregon Revised Statutes.

    8. LIABILITY OF SHAREHOLDERS. Notwithstanding any other provision of the Plan to the contrary, if the amount of any provision for satisfying the debts and obligations of the Company shall prove to be insufficient, then any excess liability for such amounts shall be borne and paid by the shareholders in accordance with their respective interests in the Company as determined in accordance with paragraph 3 of the Plan, PROVIDED, that a shareholder's total liability for all such claims shall not exceed the total value of the assets of the Company distributed to the shareholder, as of the date or dates of such distributions, less any liability of the Company paid on behalf of the Company by such shareholder after the date of the distribution.

    9. FURTHER ASSURANCES AND ACTIONS. The Board of Directors of the Company, acting through the officers, shall have the power and authority to do all things necessary or appropriate to implement the Plan, including without limitation, the power and authority to make, execute and deliver such agreements, conveyances, assignments, transfers, certificates and other documents to carry out the provisions of the Plan and effect the complete liquidation and dissolution of the Company. In addition to the execution and filing of final tax returns, the directors and officers shall be, and they hereby are, authorized and directed to prepare, execute and cause to be filed or recorded all other forms, returns, documents and instruments required to be prepared, executed and/or filed in order to complete the liquidation and dissolution.

    10. AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors shall have the power and authority to amend the Plan. The Plan may only be terminated upon the approval of the shareholders of the Company in accordance with Oregon law. A termination of the Plan will not result in the rescission of any transaction which shall have been consummated pursuant to the Plan prior to termination of the Plan.



374113_1

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION - 2                     Exhibit A